Exhibit 99.1

Checkpoint Therapeutics Closes $58M in Private Placement Financing

New York, NY – December 21, 2015 – Checkpoint Therapeutics, Inc. (“Checkpoint”), a Fortress Biotech (NASDAQ: FBIO) Company, announced today that it has closed on a total of $58 million, before commissions and expenses, in a series of private placement financings. National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (NASDAQ:NHLD), acted as sole placement agent for the financing. The financing involved the sale of Units, each consisting of 10,000 shares of Common Stock and a warrant exercisable for 2,500 shares of Common Stock at an exercise price of $7.00 per share, for a purchase price of $50,000 per Unit. The warrants have a five year term and are only exercisable for cash.

James F. Oliviero, III, President and CEO of Checkpoint Therapeutics stated, “We are pleased to have closed on this round of funding, which marks important progress for Checkpoint and sets the stage for our planned IND filings in 2016.” Mr. Oliviero, continued, “We plan to use the proceeds from the financing to advance our portfolio of antibodies we licensed from Dana-Farber and our small molecule inhibitor of epidermal growth factor receptor (EGFR) mutations we licensed from NeuPharma. Clinical trials are expected to start in the first half of 2016 for the EGFR inhibitor and the second half of 2016 for one or more of the Dana-Farber antibodies.”

Michael S. Weiss, Executive Chairman of Checkpoint Therapeutics, stated, “This successful first round of financing for the Company will position us well for accelerating our drug development activities. With a focused approach of combining checkpoint inhibitors and targeted therapies, we believe we can carve out substantial niches in solid tumors, providing patients important best-in-class, multi-drug combination treatments.”

About Checkpoint Therapeutics

Checkpoint Therapeutics, Inc. (“Checkpoint”), a Fortress Biotech Company, is an innovative, immuno-oncology biopharmaceutical company focused on the acquisition, development and commercialization of novel, non-chemotherapy, immune-enhanced combination treatments for patients with solid tumor cancers. Checkpoint aims to acquire rights to these technologies by licensing the rights or otherwise acquiring an ownership interest in the technologies, funding their research and development and eventually either out-licensing or bringing the technologies to market. Currently, Checkpoint is developing a portfolio of fully human immuno-oncology targeted antibodies generated in the laboratory of Dr. Wayne Marasco, MD, PhD, a professor in the Department of Cancer Immunology and AIDS at the Dana-Farber Cancer Institute. The portfolio of antibodies Checkpoint licensed from Dana-Farber includes antibodies targeting Programmed death-ligand 1 (“PD-L1”), Glucocorticoid-induced TNFR related protein (“GITR”) and carbonic anhydrase IX (“CAIX”). Checkpoint plans to develop these novel immune-oncology and checkpoint inhibitor antibodies on their own and in combination with each other, as data suggests that combinations of these targets may work synergistically together. Checkpoint has also licensed a small molecule inhibitor of epidermal growth factor receptor (“EGFR”) mutations from NeuPharma, Inc. Clinical trials are expected to start in the first half of 2016 for the EGFR inhibitor and the second half of 2016 for one or more of the Dana-Farber antibodies. Additionally, Checkpoint will seek to add additional immuno-oncology drugs as well as other targeted therapies to create wholly-owned proprietary combinations that leverage the immune system and other complimentary mechanisms. Checkpoint is headquartered in New York City. For more information, visit www.checkpointtx.com.

About Fortress Biotech

Fortress Biotech, Inc. (“Fortress”) is a biopharmaceutical company dedicated to acquiring, developing and commercializing novel pharmaceutical and biotechnology products. Fortress plans to develop and commercialize products that it acquires both directly as well as indirectly through subsidiary companies, also known as Fortress Companies. Fortress intends to leverage its biopharmaceutical business expertise and drug development capabilities to help the Fortress Companies achieve their goals. Additionally, Fortress intends to provide funding and management services to each of the Fortress Companies and, from time to time, Fortress and the Fortress Companies will seek licensing, partnerships, joint ventures, and/or public and private financings to accelerate and provide additional funding to support their research and development programs. For more information, visit www.fortressbiotech.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the timing of starting and completing of clinical trials; risks relating to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Jaclyn Jaffe

Checkpoint Therapeutics, Inc.

781-652-4500; ir@checkpointtx.com